Second Quarter 2019
Conference Call Script
May 7, 2019
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ 2019 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2019 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the second quarter’s results and our outlook for 2019 are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

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At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-800-469-5420. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our results for the second quarter of 2019. Before we review our financial performance, I would like to take a moment to talk about the tragedy which occurred at our Henry Pratt facility in Aurora, Illinois.

For our company, February 15th of this year will forever be remembered for this senseless tragedy. We lost many Mueller family members that day. Our hearts continue to be with the victims and their

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loved ones, the first responders and the Aurora community. The Mueller family continues to be strong and resilient, as team members come together to support and comfort one another in the face of this tragedy.

We are incredibly grateful for the outpouring of support and encouragement we have received from the Aurora community and our colleagues and friends across the country. We partnered with the National Compassion Fund to provide direct financial support to the families of our colleagues that were lost and the employees that were impacted by this heartbreaking event. This fund makes it simple for anyone looking to support the families and affected Henry Pratt employees as they begin on their path to healing.

What we’ve seen in the wake of this tragedy, from our Pratt team members and from employees around the globe, is the embodiment of the values of the Mueller family. From an operations standpoint, our Pratt family of employees has continued to support each other while also focusing on the needs of our customers, who have been incredibly supportive as well. After a few weeks, the facility was fully operational.

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Although the event caused shipment delays along with other impacts, team members throughout the organization responded with incredible speed and compassion. I am very proud of the team and their commitment to each other.

I'll now turn to our financial performance during the quarter. Please turn to slide 4.

Overall, our second quarter performance was below expectations as we faced many challenges from slower than anticipated residential construction and severe weather, as well as the impact of the Aurora tragedy. As a reminder, in the second quarter of last year, our net sales increased 16.8 percent which was our strongest quarter of net sales growth last year.

In the quarter, we generated a slight increase in net sales as the benefit from our recent acquisition of Krausz Industries helped offset lower volumes at both Infrastructure and Technologies. We also continued to realize improved pricing at Infrastructure which more than

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covered inflationary costs. Our adjusted EBITDA increased 5.4 percent in the quarter driven by improvements in both Infrastructure and Technologies, in addition to lower corporate G&A.

Despite the challenges this quarter, our year-to-date net sales and adjusted EBITDA increased 3.7 percent and 11.1 percent, respectively. We believe our end markets remain healthy, driven by steady growth in the municipal markets with the residential construction market returning to growth in the second half of the year. In conjunction with improving execution by our teams, we expect to increase net sales and adjusted EBITDA in the second half of the year.

With that, I’ll turn the call over to Martie.

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Martie Zakas

Thanks Scott, and good morning everyone. First, I would like to thank everyone for your support and encouragement after the Aurora tragedy. We are grateful for all your generosity and thoughtfulness.

I will discuss our second quarter consolidated financial results and then review our segment performance.

Consolidated net sales for the 2019 second quarter increased $800,000 to $234 million, driven by the acquisition of Krausz Industries and higher pricing at Infrastructure, partially offset by lower volumes at both Infrastructure and Technologies.

Our gross profit margin improved slightly versus the prior year, despite the decrease in volumes, as higher pricing more than offset higher material costs, freight and other expenses. Material costs increased approximately 3 percent year-over-year in the quarter. Additionally, cost of goods sold included a $2.2 million inventory step-up

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amortization expense associated with the acquisition of Krausz Industries. Excluding this impact, our gross profit this quarter would have been $77.0 million with a 32.9 percent gross margin which is a 100 basis points improvement over the prior year.

Selling, general and administrative expenses were $45.7 million in the quarter, a $3 million increase over the prior year. The increase was primarily due to the addition of Krausz Industries. SG&A as a percent of net sales was 19.5 percent in the second quarter as compared with 18.3 percent in the prior year.

Adjusted operating income decreased $500,000 to $31.3 million in the second quarter. Operating performance at Technologies improved this quarter and helped offset a decrease in adjusted operating income at Infrastructure.

Adjusted EBITDA for the 2019 second quarter increased $2.3 million, or 5.4 percent, to $44.7 million. Over the last twelve months, adjusted EBITDA was $187.6 million, or 20.1 percent of net sales. We

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have increased adjusted EBITDA $14.7 million, or 8.5 percent, over the prior twelve month period.

During the second quarter, we recorded $6.9 million of strategic reorganization and other charges, including $4.3 million of one-time expenses related to the Aurora tragedy and $1.1 million to exit a multi-employer pension plan.

Turning now to taxes.

For the 2019 second quarter, we reported net income tax expense of $3.9 million, or 26.4 percent of income before tax. In the second quarter of the prior year, we recorded a $7.5 million provisional one-time expense for the transition tax on previously-untaxed, undistributed foreign earnings.

Our adjusted net income per share was $0.12 for the quarter, the same as the prior year quarter. Our 2019 quarterly adjusted EPS excludes the strategic reorganization and other charges mentioned

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earlier, the inventory step-up amortization associated with the acquisition of Krausz Industries, $1.0 million in expenses related to exiting legacy pension plans, and $500,000 of interest expense associated with the Walter Tax Accrual.

Turning now to segment performance, starting with Infrastructure.

Infrastructure net sales increased $3 million, or 1.4 percent, to $214.1 million in the second quarter, due to the acquisition of Krausz Industries and higher pricing, partially offset by lower volumes. The decrease in volumes was driven by challenges from lower residential construction and severe weather, as well as the impact of delayed shipments resulting from the Aurora facility being closed for about two weeks after the tragedy.

Adjusted operating income for the second quarter decreased $1.6 million to $43.4 million, primarily due to lower shipment volumes and higher costs associated with inflation, partially offset by higher pricing.

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Adjusted EBITDA for the 2019 second quarter increased $300,000 to $54.8 million, yielding an adjusted EBITDA margin of 25.6 percent for this segment.

Moving on to Technologies…

Technologies' net sales decreased $2.2 million to $19.9 million in the quarter, driven by lower volumes at Echologics, which were partially offset by sales growth at Metrology. The decrease in volumes at Echologics is related to the timing of orders for EchoShore-DX nodes from a couple of large customers.

We are encouraged by the progress Technologies has made this year. Our adjusted operating performance improved approximately $300,000 in the 2019 second quarter to a loss of $3.6 million, primarily due to improved manufacturing performance and lower SG&A expenses, partially offset by lower volumes. In addition, Technologies' adjusted EBITDA improved $700,000 in the quarter.

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Now I'll review our liquidity...

Cash used in operating activities for the current year to date was $29.1 million, primarily due to the timing of collections, planned inventory production spending and $14.9 million in income tax payments during the period. We also invested $30.5 million in capital expenditures in the period as compared with $14.4 million last year as we accelerated investments in our manufacturing capabilities, particularly our large casting foundry in Chattanooga.

At March 2019, we had total debt of $445.7 million and cash and cash equivalents of $134.3 million. At the end of the second quarter, our net debt leverage ratio was 1.7 times.

I'll turn the call back to Scott to talk more about our results and updated outlook for 2019.

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Scott Hall

Thanks Martie.

We remain focused on executing our key strategies to grow and enhance our business by accelerating new product development, driving operational excellence, and delivering go-to-market strategies as a more customer-focused organization.

Despite the challenges in the second quarter, we are making progress on our sales strategies, with improved price realization more than offsetting inflation in the quarter. After implementing our latest price increases, we believe that we are close to covering the cumulative impact of material cost inflation, which started in 2017. We expect that improvements in our conversion margin will come from higher sales growth and productivity initiatives, in addition to continued price realization. We have implemented initiatives we believe will enhance our

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operational execution and drive cost savings, and can help fund future investments and margin expansion.

We have a balanced capital allocation strategy, focused on enhancing our position as a water infrastructure company and adding long-term value for our shareholders. Supported by a strong balance sheet, we will continue to balance our cash flow among strategic investments to strengthen and grow the business, while returning a portion of our cash to shareholders. We continue to prioritize reinvestment in our business through capital expenditures to help support our strategic growth initiatives as well as to keep our facilities poised for manufacturing improvements.

In addition, we are refocused on enhancing organic growth through strategic acquisitions, and will look for opportunities to expand our product portfolio, extend our reach into adjacent channels and broaden our geographic footprint. We continue to make progress with the integration of Krausz Industries. I am very encouraged by the

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collaboration among the teams and opportunities ahead of us with Krausz as well as with future acquisitions.

I will wrap up my comments with a review of our current full-year expectations for consolidated results.

We are adjusting our annual guidance expectations for fiscal 2019 to reflect our second quarter performance and what we believe is a temporary slowdown in residential construction in 2019.

During the second half of fiscal 2019, we anticipate growth in all of our end markets. This includes residential construction returning to growth in the second half of the year. Overall, we remain positive on the residential portion of our business given the macroeconomic drivers including favorable demographics, job growth, interest rates and low housing supply.

We believe the municipal market remains healthy, despite severe weather impacting construction days in many regions in the U.S. during

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our second quarter, and we expect municipal spending to grow in the mid-single digit range in the second half of the year. As a result, we anticipate that our consolidated net sales will grow between 7 and 9 percent in 2019, and we will increase adjusted EBITDA between 12 and 15 percent.

Martie will now provide some final comments on our 2019 outlook.

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Martie Zakas

Thanks Scott....

For 2019, we expect that depreciation and amortization will be between $53 and $56 million, which includes the amortization of intangibles related to the acquisition of Krausz. Corporate SG&A expenses are expected to be between $34 and $36 million. Net interest expense is expected to be between $23 and $24 million. Our effective income tax rate for the full year is expected to be between 25 and 27 percent. Finally, we currently expect capital expenditures to be between $60 and $65 million, and we continue to evaluate additional investment opportunities.

With that, Operator, please open the call for questions.

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